EX 99.1

For Immediate Release

PRESS RELEASE

Contact:	Susan Mesco
Director, Investor Relations
908-541-8678

Euro RSCG Life NRP
Mark R. Vincent, Media Relations
212-845-4239

ENZON APPOINTS CRAIG TOOMAN EXECUTIVE VICE PRESIDENT STRATEGIC
PLANNING AND CORPORATE COMMUNICATIONS

Bridgewater, New Jersey, January 5, 2005 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that Craig Tooman has been appointed Executive Vice President Strategic Planning and Corporate Communications. Mr. Tooman will report to Enzon’s Chairman and Chief Executive Officer, Jeffrey Buchalter, and joins Mr. Buchalter and Kenneth Zuerblis, Enzon’s Executive Vice President Finance and Chief Financial Officer, as an executive officer of the Company. He will oversee Enzon’s public relations, investor relations, and strategic planning functions. Prior to joining Enzon, Mr. Tooman served as Senior Vice President, Strategic Planning and Corporate Communications of Ilex Oncology, Inc., which was acquired by Genzyme Corporation (Nasdaq: GENZ) in December 2004.

“Craig brings a wealth of knowledge and experience to Enzon’s executive management team,” said Jeffrey H. Buchalter, Enzon’s chairman and chief executive officer. “I am confident his extensive industry experience across multiple disciplines will be an invaluable asset as we define and execute our strategy for driving Enzon to its next stage of growth.”

Mr. Tooman has nearly 20 years of industry experience and has worked extensively in diverse pharmaceutical positions including, investor communications, strategic planning, finance, marketing, and sales. While at Ilex, Mr. Tooman managed the formation of Ilex’s first comprehensive strategic plan and the restructuring of the company’s clinical development activities to drive the company’s transformation from a drug development contract research organization into a product-driven pharmaceutical company. Mr. Tooman was also charged with leading the integration of Ilex and Genzyme, a $1 billion transaction that maintained the majority of Ilex’s operations.

Before joining Ilex, Mr. Tooman worked at Pharmacia Corporation where he progressed through positions of increasing responsibility in investor relations including Vice President of Investor Relations. In this role, he was responsible for global investor relations activities and spearheaded communications with the financial community on the Pharmacia and Upjohn/Monsanto merger. Additionally, under his leadership the Investor Relations unit of Pharmacia won four of the largest awards of distinction in Investor and Public Relations. Mr. Tooman has also held various management positions in Europe and Japan.

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Mr. Tooman received a Master of Business Administration degree in finance from the University of Chicago and a Bachelor of Arts degree in economics from Kalamazoo College.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon can be found on the Company’s web site at www.enzon.com.

All information in this press release is as of January 5, 2005 and the Company undertakes no duty to update this information.

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